Contact: Michael Polzin
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FOR IMMEDIATE RELEASE	INTERNET: http://www.walgreens.com

WALGREEN CO. REPORTS 20.1 PERCENT EARNINGS INCREASE,

RECORD SALES IN THIRD QUARTER 2005

DEERFIELD, Ill., June 27, 2005 - Walgreen Co. (NYSE, NASDAQ: WAG) today reported 20 percent earnings growth for both its third quarter and first nine months of fiscal 2005. This was achieved while opening 85 new stores in the quarter. Walgreens operated 391 more stores at the end of the quarter versus a year ago.

Net earnings for the quarter ended May 31 were up 20.1 percent to $411.0 million or 40 cents per share (diluted), from $342.3 million or 33 cents per share (diluted) in the same quarter a year ago. Excluding gains of $6.6 million this year and $3.0 million last year from litigation settlements, third quarter earnings rose 19.5 percent to $406.9 million or 40 cents per share (diluted) from last year's $340.4 million or 33 cents per share (diluted).

"We had another terrific quarter with improved gross margins and higher than expected prescription numbers and non-pharmacy sales," said Chairman and CEO David Bernauer. He added that Walgreens investment in chainwide digital photo labs has improved the overall profitability of the company's photofinishing business. "We're well positioned for the fast-growing demand for printing digital photos," said Bernauer.

According to IMS Health Inc., a company that measures prescription sales, Walgreens expanded its pharmacy market share during the first quarter of calendar 2005 in every state in which it operates. IMS Health also reported that Walgreens captured about two-thirds of all retail prescription growth in Texas and Florida, the states with the biggest growth in retail prescriptions filled.

Net earnings for the nine months climbed 20.0 percent to $1.231 billion or $1.20 per share (diluted), versus last year's $1.025 billion or 99 cents per share (diluted). Excluding gains of $26.3 million this year and $15.7 million last year from litigation settlements, earnings for the nine months rose 19.5 percent to $1.214 billion or $1.18 per share (diluted) from last year's $1.016 billion or 98 cents per share (diluted).

Sales increased 13.1 percent to a record $10.8 billion for the third quarter and 12.9 percent to $31.7 billion for the first nine months. Total sales in comparable stores (those open more than a year) were up 8.7 percent in the quarter, while front-end comparable store sales rose 6.1 percent.

Prescription sales, which accounted for 65 percent of total sales in the quarter, climbed 14.0 percent. Prescription sales in comparable stores rose 10.2 percent in the quarter. Third party plans now account for 93 percent of all prescription sales.

"A better indication of our pharmacy strength than sales increases is the 8.8 percent gain in the number of prescriptions we filled at comparable stores," said President Jeff Rein. That gain was helped in part by the later flu season this year compared to 2004.

Gross profit margins were up 94 basis points versus the year-ago quarter to 27.85 as a percent to sales. Growth in generic drug sales, better purchasing terms and more digital photofinishing all contributed to the increase. Overall front-end margins were slightly lower as a result of the sales mix and competitive positioning.

But lower-priced generic drugs also slowed the company's sales growth, impacting the selling, occupancy and administration expense ratio. Third quarter SO&A costs increased 70 basis points over the previous year, from 21.26 to 21.96 as a percent to sales. Also contributing to the higher ratio were costs associated with various legal matters and store payroll and expenses.

Walgreens is expanding its managed care business, especially its pharmacy benefit manager, Walgreens Health Initiatives. WHI's Advantage90, a 90-day retail prescription refill plan for patients who take a medication on an ongoing basis, helps clients lower their pharmacy expenses. A recent study, validated by a major healthcare consulting firm, revealed that for plans offering Advantage90 for at least 12 months, each 90-day retail prescription filled under the program cost on average $10 less than a 90-day mail service prescription. That helped clients save nearly 2 percent on their total drug expenditures.

WHI also is a leader in the PBM industry in generic drug dispensing. Its generic utilization rate across its entire pharmacy network and mail service for the first quarter of calendar 2005 was 56.3 percent.

At May 31, Walgreens operated 4,805 drugstores in 45 states and Puerto Rico, versus 4,414 a year ago. Net new store growth - after relocations and closings - reached 223 through the first nine months of fiscal 2005. The company remains on target for a net increase in fiscal 2005 of 365 stores, while total store openings should reach approximately 440. In fiscal 2006, the company anticipates a net increase of 390 new stores after closings and relocations, with an overall expansion of 475 new stores.

For additional information on the quarter's results, investors can listen to a recorded Webcast discussion on Walgreens Investor Relations Web site at: http://investor.walgreens.com.

This news release may contain forward-looking statements that involve risks and uncertainties. The following factors could cause results to differ materially from management expectations as projected in such forward-looking statements: seasonal variations, competition, risks of new business areas, the availability and cost of real estate and construction, and changes in federal or state legislation or regulations. Investors are referred to the "Cautionary Note Regarding Forward-Looking Statements" in the Company's most recent Form 10-K/A, which Note is incorporated into this news release by reference.

WALGREEN CO.
COMPARATIVE CONDENSED STATEMENTS OF EARNINGS
(Unaudited: in millions, except per share data)
	QUARTER ENDED			NINE MONTHS ENDED
	May 31 2005	May 31 2004 restated (C)	Percent Change	May 31 2005	May 31 2004 restated (C)	Percent Change
Net sales	$ 10,830.6	$ 9,578.5	13.1%	$ 31,706.7	$ 28,081.5	12.9%
Earnings before taxes	$ 655.0	$ 547.6	19.6%	$ 1,948.5	$ 1,640.6	18.8%
Income taxes (B)	$ (244.0)	$ (205.3)		$ (718.0)	$ (615.2)
Net earnings (A, B)	$ 411.0	$ 342.3	20.1%	$ 1,230.5	$ 1,025.4	20.0%
Net earnings per share (A, B) Basic Diluted	$ .41 $ .40	$ .33 $ .33	24.2% 21.2%	$ 1.21 $ 1.20	$ 1.00 $ .99	21.0% 21.2%
Dividends declared per share	$ .0525	$ .04313	21.7%	$ .1575	$ .12938	21.7%
Average shares outstanding Basic Diluted	1,019.5 1,029.1	1,023.3 1,030.3		1,021.2 1,029.4	1,024.2 1,031.6

  This year's quarter also includes a $6.6 million pre-tax ($4.1 million after-tax) gain for litigation settlements versus a gain in last year's quarter of $3 million pre-tax ($1.9 million after tax) from litigation settlements. Excluding these gains, earnings for the quarter increased 19.5 percent to $406.9 million or 40 cents per share (diluted) from last year's $340.4 million or 33 cents per share (diluted).

  Fiscal 2005 nine months also includes a $26.3 million pre-tax ($16.5 million after-tax) gain for litigation settlements versus a $15.7 million pre-tax ($9.8 million after-tax) gain in last year's period for litigation settlements. Excluding these gains, earnings for the nine months increased 19.5 percent to $1,214.0 million or $1.18 per share (diluted) from last year's $1,015.6 million or 98 cents per share (diluted).

  Fiscal 2005 third quarter and nine months results included an effective income tax rate of 37.25 percent and 36.85 percent, respectively, versus 37.50 percent for the same periods last year.

  As disclosed in the March 21, 2005 Form 8-K, prior year amounts have been restated for a non-cash correction of lease accounting errors. The restatement increased 2004 expenses by $3.7 million pre-tax (less than $.01 per share, diluted) for the quarter and $12.2 million ($.01 per share, diluted) for the nine months.

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